As filed with the Securities and Exchange Commission on March 19, 2026

Registration No. 333-

United States

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DARIOHEALTH CORP.

(Exact name of registrant as specified in its charter)

Delaware	45-2973162
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

322 W 57th St, #33B

New York, New York 10019

(Address of Principal Executive Offices)

DarioHealth Corp. 2020 Equity Incentive Plan

(Full title of the plan)

Mr. Erez Raphael

Chief Executive Officer

322 W 57th St, #33B

New York, New York 10019

Telephone: 972-4-770-6377

(Name, Address and Telephone Number of Agent For Service)

Copies to:

Oded Har-Even, Esq.

Ron Ben-Bassat, Esq.

Sullivan & Worcester LLP

1251 Avenue of the Americas

New York, NY 10020

Telephone: (212) 660-3000

Facsimile: (212) 660-3001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On October 14, 2020, DarioHealth Corp. (the “Company”) filed a Registration Statement on Form S-8 (File No. 333-249474) (the “Original Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register an aggregate of 45,000 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), that may be issued pursuant to the Company’s 2020 Equity Incentive Plan, as amended (the “2020 Plan”).

On January 8, 2021, the Company filed a Registration Statement on Form S-8 (File No. 333-251968) (the “Second Registration Statement”) with the Commission to register an additional 46,445 shares of Common Stock that may be issued pursuant to the 2020 Plan.

On June 8, 2021, the Company filed a Registration Statement on Form S-8 (File No. 333-256897) (the “Third Registration Statement”) with the Commission to register an additional 35,000 shares of Common Stock that may be issued pursuant to the 2020 Plan.

On January 7, 2022, the Company filed a Registration Statement on Form S-8 (File No. 333-262056) (the “Fourth Registration Statement”) with the Commission to register an additional 66,982 shares of Common Stock that may be issued pursuant to the 2020 Plan.

On January 6, 2023, the Company filed a Registration Statement on Form S-8 (File No. 333-269147) (the “Fifth Registration Statement”) with the Commission to register an additional 99,718 shares of Common Stock that may be issued pursuant to the 2020 Plan.

On January 19, 2024, the Company filed a Registration Statement on Form S-8 (File No. 333-276617) (the “Sixth Registration Statement”) with the Commission to register an additional 124,689 shares of Common Stock that may be issued pursuant to the 2020 Plan.

On July 5, 2024, the Company filed a Registration Statement on Form S-8 (File No. 333-280706) (the “Seventh Registration Statement”) with the Commission to register an additional 150,000 shares of Common Stock that may be issued pursuant to the 2020 Plan.

Pursuant to the 2020 Plan, the number of shares of Common Stock of the Company made available under the 2020 Plan for each of the calendar years ending December 31, 2024, and December 31, 2025 shall be increased by an additional number of shares of Common Stock equal to six percent (6%) of the number of shares of Common Stock issued and outstanding on a fully diluted basis (as defined in the 2020 Plan) on the immediately preceding December 31.

On January 17, 2025, the Company filed a Registration Statement on Form S-8 (File No. 333-284346) (the “Eighth Registration Statement” and together with the Original Registration Statement, the Second Registration Statement, the Third Registration Statement, the Fourth Registration Statement, the Fifth Registration Statement, the Sixth Registration Statement and the Seventh Registration Statement, the “Prior Registration Statements”) with the Commission to register an additional 327,052 shares of Common Stock that may be issued pursuant to the 2020 Plan.

On July 23, 2025 the Company’s stockholders voted to amend and restate the Company’s 2020 Plan, to (i) provide that for each of the calendar years ending on December 31, 2026, December 31, 2027, December 31, 2028, December 31, 2029 and December 31, 2030, the number of shares available under the 2020 Plan shall be increased by an additional number of shares of the Company’s Common Stock, equal to six percent (6%) of the number of shares of Common Stock issued and outstanding on a fully diluted basis on the immediately preceding December 31; and (ii) authorize the grant of restricted stock units as a permissible form of award under the 2020 Plan.

On January 29, 2026, following the approval by the Company’s stockholders at the Company’s 2026 Annual Meeting of Stockholders, the number of shares issuable pursuant to the 2020 Plan was increased by an additional 500,000 shares of Common Stock.

The Company is filing this registration statement to register an additional 1,135,000 shares of Common Stock that may be issued under the 2020 Plan.

Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference, except for Item 3 and Item 8 of Part II of the Prior Registration Statements, which are being updated by this registration statement.

All information included herein relating to shares or price per share reflects the 20-for-1 reverse stock split effected by the Company on August 28, 2025.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of this registration statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”) in accordance with the rules and regulations of the Commission. Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission are incorporated by reference in and made a part of this registration statement, as of their respective dates:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the Commission on March 19, 2026;

(2)	Our Current Reports on Form 8-K, as filed with the Commission on January 29, 2026 and February 2, 2026; and

(3)	The description of our Common Stock contained in our Registration Statement on Form 8-A filed with the Commission on February 25, 2016, including any amendments and reports filed for the purpose of updating such description.

All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8. Exhibits.

4.1	Amended and Restated Certificate of Incorporation as amended on February 2, 2026 (incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 2, 2026).
4.2	Amended and Restated Bylaws (incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on April 19, 2024).
5.1*	Opinion of Sullivan & Worcester LLP.
23.1*	Consent of Kost Forer Gabbay & Kasierer, A Member of Ernst & Young Global.
23.2*	Consent of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited.
23.3*	Consent of Sullivan & Worcester LLP (contained in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
99.1	The registrant’s Amended and Restated 2020 Equity Incentive Plan (Incorporated by reference to Annex A to the registrant’s Proxy Statement on Schedule 14A filed with the Commission on May 30, 2025).
99.2	The registrant’s amendment to the Amended and Restated 2020 Equity Incentive Plan (Incorporated by reference to Annex A to the registrant’s Proxy Statement on Schedule 14A filed with the Commission on December 12, 2025).
107*	Filing Fee Table.

*	filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York, on the 19th day of March, 2026.

DARIOHEALTH CORP.

By:	/s/ Erez Raphael
Name: Erez Raphael
Title: Chief Executive Officer

power of attorney and signatures

We, the undersigned officers and directors of DarioHealth Corp., hereby severally constitute and appoint Erez Raphael and Chen Franco-Yehuda, and each of them individually, our true and lawful attorney to sign for us and in our names in the capacities indicated below any and all amendments or supplements, including any post-effective amendments, to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming our signatures to said amendments to this registration statement signed by our said attorney and all else that said attorney may lawfully do and cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Erez Raphael	Chief Executive Officer and Director	March 19, 2026
Erez Raphael	(Principal Executive Officer)

/s/ Chen Franco-Yehuda	Chief Financial Officer, Secretary and Treasurer	March 19, 2026
Chen Franco-Yehuda	(Principal Financial and Accounting Officer)

/s/ Yoav Shaked	Chairman of the Board of Directors	March 19, 2026
Yoav Shaked

/s/ Lawrence Leisure	Director	March 19, 2026
Lawrence Leisure

/s/ Hila Karah	Director	March 19, 2026
Hila Karah

/s/ Dennis Matheis	Director	March 19, 2026
Dennis Matheis

/s/ Dennis M. McGrath	Director	March 19, 2026
Dennis M. McGrath

/s/ Adam K. Stern	Director	March 19, 2026
Adam K. Stern